Exhibit 5.1

January 12, 2024

ABVC Biopharma, Inc.

Attention: Uttam Patil, CEO

44370 Old Warm Springs Blvd.

Fremont, CA 94538 USA

Ladies and Gentlemen:

We have acted as U.S. securities counsel to ABVC Biopharma, Inc., a Nevada corporation (the “Company”) in connection with the resale (the “Resale”) of up to 10,373,969 shares (the “Resale Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including (i) 9,031,112 shares of Common Stock previously registered on registration statement on Form S-1 (File No. 333-271416), for resale by certain selling stockholders (the “Prior Registration Statement”); (ii) 342,857 shares of Common Stock underlying a secured, convertible note (the “2nd Lind Note”) pursuant to that certain securities purchase agreement dated as of November 17, 2023 between the Company and Lind Global Fund II, LP (the “2nd Lind Transaction”), (iii) 1,000,000 shares of Common Stock underlying a common stock purchase warrant (the “2nd Lind Warrant”) pursuant to the 2nd Lind Transaction and (iv) up to 30,000 shares of common stock underlying a placement agent common stock purchase warrant at an initial exercise price of $2.00 per share pursuant to a registration statement on Form S-1 (File No. 333-[●]), as amended (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”). The Prior Registration Statement was declared effective on June 8, 2023. Pursuant to Rule 429 the Registration Statement shall constitute post-effective amendment No. 1 to the Prior Registration Statement with respect to the offering of any unsold shares thereunder and is being filed to update certain other information in the Prior Registration Statement.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and prospectus included therein (the “Prospectus”), of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion is limited to the Chapter 78 of the 2022 Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of Nevada. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and we express no opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”) and when the Resale Shares are sold and transferred in accordance with the Registration Statement, the Resale Shares will have been duly authorized for issuance and will be validly issued, fully paid and non-assessable.

We express no opinion regarding (i) the validity or enforceability of any provisions that purport to waive or not give effect to rights or notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, (iii) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (viii) provisions for exclusivity, election or cumulation of rights or remedies, (ix) provisions authorizing or validating conclusive or discretionary determinations, (x) grants of setoff rights, (xi) the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (xii) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity), (xiii) the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity and (xiv) the severability, if invalid, of provisions to the foregoing effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC